Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2025 FINANCIAL RESULTS
DECLARES FOURTH QUARTER DISTRIBUTION OF $0.17 PER SHARE
Chicago, IL - October 30, 2025 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended September 30, 2025.
THIRD QUARTER FINANCIAL HIGHLIGHTS
•Net investment income decreased to $0.22 per common share for the quarter ended September 30, 2025 from $0.25 per common share for the quarter ended June 30, 2025.
•Net loss on investments was $0.58 per common share for the quarter ended September 30, 2025. See additional information under “Results of Operations” below.
•Net asset value per common share decreased from $10.91 as of June 30, 2025 to $10.17 as of September 30, 2025.
•As of September 30, 2025, based on fair value, 89% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first lien and second lien loans.
•For the quarter ended September 30, 2025, the investment portfolio’s weighted-average performing income yield decreased to 13.3% from 13.6% during the prior quarter, primarily due to a decrease in earned yields on our debt investments.
•During the quarter ended September 30, 2025, we placed loans to one portfolio company on non-accrual status, while we removed a loan previously on non-accrual status following a restructuring. See additional information under “Portfolio and Investment Activities” below.
OTHER RECENT EVENTS
•On August 8, 2025, we sold, in a private placement transaction, a $25.0 million principal amount 8.00% unsecured note due August 8, 2029 (the “Unsecured Note Due August 2029”). See additional information under “Outstanding Debt” below.
•On October 28, 2025, our Board of Directors declared a distribution of $0.17 per common share for the fourth quarter of 2025, payable on December 31, 2025 to stockholders of record as of December 19, 2025.

SELECTED FINANCIAL HIGHLIGHTS	Three Months Ended
(Per common share)	September 30, 2025	June 30, 2025
Net Investment Income
Net investment income	$0.22	$0.25

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.35)	$(0.31)
Net unrealized depreciation on investments, net of taxes	(0.23)	(0.66)
Loss on extinguishment of debt	(0.04)	—
Net loss	$(0.62)	$(0.97)

Net Earnings (Loss)
Net Earnings (loss)	$(0.40)	$(0.72)

Net Asset Value
Net asset value	$10.17	$10.91
Distributions paid	$0.34	$0.34

	As of
(in millions)	September 30, 2025	June 30, 2025
Balance Sheet Highlights
Total investments, at fair value	$370.2	$382.7
Total outstanding debt - principal	239.2	243.4
Total net assets	136.3	146.2

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Three Months Ended
Portfolio Yields(1)	September 30, 2025	June 30, 2025
Average performing interest-bearing investments, at cost	$279.0	$293.1
Weighted-average performing income yield - interest-bearing investments(2)	13.3%	13.6%
Weighted-average realized yield - interest-bearing investments(3)	11.5%	11.9%
(1)    The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-performing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	September 30, 2025	June 30, 2025
Debt and equity investments	$9.6	$8.8
Structured finance securities	8.5	3.7
Total investment purchases and originations	$18.1	$12.5
As of September 30, 2025, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $370.2 million, which was equal to approximately 108% of amortized cost;
•Debt investments of $205.6 million, of which approximately 88% and 12% were first lien and second lien loans, respectively;
•Equity investments of $98.4 million; and
•Structured finance securities of $66.2 million.
During the quarter ended September 30, 2025, loans to a portfolio company with an aggregate amortized cost and fair value of $8.9 million and $6.8 million, respectively, were placed on non-accrual status. Additionally, a loan to a portfolio company with an amortized cost and fair value of $4.5 million and $1.5 million, respectively, was restructured in exchange for a combination of a new loan and equity in the portfolio company. Following the restructuring, the loan we received with an amortized cost and fair value of $1.5 million and $1.5 million, respectively, was placed on accrual status. As of September 30, 2025, our loan portfolio had non-accrual loans with an aggregate fair value of $23.1 million, or 6.2% of our total investments at fair value.
OUTSTANDING DEBT
As previously announced, on July 23, 2025, we closed the public offering of $69.0 million aggregate principal amount of our 7.50% unsecured notes due July 31, 2028 (the “Unsecured Notes Due July 2028”) for net proceeds to us of $67.3 million, after deducting underwriting fees and offering expenses of $1.7 million. We may redeem the Unsecured Notes Due July 2028 in whole or in part at any time, or from time to time, on or after July 31, 2026.
On August 8, 2025, we sold, in a private placement transaction, a $25.0 million principal amount 8.00% Unsecured Note Due August 2029 for net proceeds to us of $24.2 million, after deducting discounts and offering expenses of $0.8 million. We may redeem the Unsecured Note Due August 2029 in whole or in part at any time.
During the three months ended September 30, 2025, we used the proceeds from the Unsecured Notes Due July 2028 and Unsecured Note Due August 2029 to redeem $94.0 million of our 4.75% unsecured notes due February 10, 2026, resulting in a leverage-neutral refinancing.
As of September 30, 2025, approximately 62% of our outstanding debt matures in more than two years and 75% of our outstanding debt is unsecured. As of September 30, 2025, our regulatory asset coverage ratio of 157% exceeded the minimum asset coverage requirement of 150% under the Investment Company Act of 1940, as amended.

During the three months ended September 30, 2025 and June 30, 2025, the average dollar borrowings and weighted-average effective interest rate for our debt were as follows ($ in millions):

Three Months Ended	Average Dollar Borrowings	Weighted-Average Effective Interest Rate
September 30, 2025	$270.2	6.67%
June 30, 2025	248.3	6.21

RESULTS OF OPERATIONS
(in thousands)	Three Months Ended
	September 30, 2025	June 30, 2025
Total investment income	$10,551	$10,476
Expenses:
Interest expense	4,542	3,842
Base management and incentive fees	2,017	2,300
Professional, administration and other expenses	1,052	1,051
Total expenses	7,611	7,193
Net investment income	2,940	3,283
Net loss on investments	(7,775)	(12,914)
Loss on extinguishment of debt	(492)	—
Net decrease in net assets resulting from operations	$(5,327)	$(9,631)
Investment Income
For the quarter ended September 30, 2025, total investment income increased to $10.6 million from $10.5 million in the prior quarter, primarily due to an increase in non-recurring income (cash dividends, acceleration of Net Loan Fee amortization and other interest income), partially offset by a decrease in interest income on our loan portfolio, attributable to the placement of loans to a portfolio company on non-accrual status.
Expenses
For the quarter ended September 30, 2025, total expenses increased by $0.4 million to $7.6 million compared to the prior quarter, primarily due to an increase in interest expense of $0.7 million due to the refinancing of 4.75% unsecured notes due February 10, 2026 with new unsecured notes that carry a weighted-average coupon of 7.63%, partially offset by a decrease in incentive fees of $0.2 million.
Net Gain (Loss) on Investments
For the quarter ended September 30, 2025, we recognized a net loss on investments of $7.8 million due to a net realized loss of $4.6 million and net unrealized depreciation of $3.1 million, net of taxes.
For the quarter ended September 30, 2025, our net realized loss of $4.6 million was primarily due to a net realized loss of $3.4 million related to the sale of a debt investment, resulting in a current quarter impact to our net asset value of $1.1 million.
For the quarter ended September 30, 2025, our net unrealized depreciation of $3.1 million, net of taxes, was primarily due to net unrealized depreciation of $4.5 million on our common equity investment in Pfanstiehl Holdings, Inc.
Loss on Extinguishment of Debt
For the quarter ended September 30, 2025, we recognized a loss on extinguishment of debt of $0.5 million, or $0.04 per share, related to the redemption of $94.0 million of 4.75% unsecured notes due February 10, 2026 and our election to reduce the maximum facility amount on our revolving credit facility with BNP Paribas from $150.0 million to $80.0 million.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2025, we had $5.0 million in cash and cash equivalents, which includes $2.5 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.

The reinvestment period of our credit facility with BNP Paribas expired on September 30, 2025, after which the ability to access the unused commitment of the facility terminated. The facility is scheduled to mature on June 20, 2027.
As of September 30, 2025, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, subject to the terms of the borrowing base and other covenants.
As of September 30, 2025, we had outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $18.3 million.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, October 31, 2025, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (833) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 11, 2025 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #8282151.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2025.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (Unaudited)
(Dollar amounts in thousands, except per share data)

	September 30, 2025	December 31, 2024
Assets
Total investments, at fair value (amortized cost of $344,035 and $363,547, respectively)	$370,171	$409,665
Cash and cash equivalents	5,008	6,068
Interest and dividends receivable	1,222	1,774
Receivable for investments sold	979	9,247
Prepaid expenses and other assets	770	1,369
Total assets	$378,150	$428,123

Liabilities
Revolving lines of credit	$59,200	$68,350
Unsecured Notes (net of deferred debt issuance costs of $3,123 and $1,688, respectively)	176,877	178,312
Interest payable	2,284	3,195
Payable to adviser and affiliates	2,672	3,145
Payable for investments purchased	—	1,802
Other liabilities	803	1,094
Total liabilities	$241,836	$255,898

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	134	134
Paid-in capital in excess of par	184,912	184,912
Total accumulated losses	(48,732)	(12,821)
Total net assets	136,314	172,225

Total liabilities and net assets	$378,150	$428,123

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$10.17	$12.85

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Investment income
Interest income	$9,544	$10,019	$29,531	$32,860
Dividend income	845	307	1,450	3,281
Fee income	162	150	341	175
Total investment income	10,551	10,476	31,322	36,316
Expenses
Interest expense	4,542	3,842	12,242	12,711
Base management fee	1,410	1,479	4,438	4,473
Income Incentive Fee	607	821	1,758	3,159
Professional fees	388	403	1,227	1,219
Administration fee	387	382	1,163	1,184
Other expenses	277	266	806	934
Total expenses	7,611	7,193	21,634	23,680
Net investment income	2,940	3,283	9,688	12,636
Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(4,646)	(4,191)	(11,424)	(14,622)
Net unrealized appreciation (depreciation), net of taxes	(3,129)	(8,723)	(20,017)	4,953
Net loss on investments	(7,775)	(12,914)	(31,441)	(9,669)
Loss on extinguishment of debt	(492)	—	(492)	—
Net increase (decrease) in net assets resulting from operations	$(5,327)	$(9,631)	$(22,245)	$2,967

Net investment income per common share – basic and diluted	$0.22	$0.25	$0.72	$0.94
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.40)	$(0.72)	$(1.66)	$0.22
Distributions declared per common share	$0.34	$0.34	$1.02	$1.02
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in OFS Capital’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4)   Registration does not imply a certain level of skill or training

OFS® and OFS Capital® are registered trademarks of Orchard First Source Asset Management, LLC.
OFS Capital Management™ is a trademark of Orchard First Source Asset Management, LLC.